Exhibit 5.1

HUNTON & WILLIAMS LLP RIVERFRONT PLAZA, EAST TOWER 951 EAST BYRD STREET RICHMOND, VIRGINIA 23219-4074 TEL 804 • 788 • 8200 FAX 804 • 788 • 8218 FILE NO: 59019.000041

September 12, 2012

Kraft Foods Group, Inc.

Three Lakes Drive

Northfield, Illinois 60093-2753

Registration Statement on Form S-8

Kraft Foods Group, Inc.

Deferred Compensation Plan for Non-Management Directors

Ladies and Gentlemen:

We have acted as special counsel to Kraft Foods Group, Inc., a Virginia corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”), as filed by the Company with the Securities and Exchange Commission (the “Commission”) on the date hereof pursuant to the Securities Act of 1933, as amended (the “Securities Act”), to register $20,000,000 of unsecured obligations of the Company to pay deferred compensation in the future (the “Deferred Compensation Obligations”) in accordance with the terms of the Kraft Foods Group, Inc. Deferred Compensation Plan for Non-Management Directors (the “Plan”), as referenced in the Registration Statement.

This opinion is being furnished in accordance with the requirements of Item 8(a) of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

For purposes of the opinion expressed below, we have relied upon, among other things, our examination of such documents and records of the Company and certificates of its officers and of public officials as we deemed necessary.

For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified, photostatic or electronic copies and the authenticity of the originals thereof, (iii) the legal capacity of natural persons, and (iv) the genuineness of signatures not witnessed by us.

ATLANTA   AUSTIN   BANGKOK   BEIJING   BRUSSELS   CHARLOTTE    DALLAS   HOUSTON   LONDON   LOS ANGELES

McLEAN   MIAMI   NEW YORK   NORFOLK   RALEIGH   RICHMOND   SAN FRANCISCO   TOKYO   WASHINGTON

www.hunton.com

Kraft Foods Group, Inc.

September 12, 2012

We do not purport to express an opinion on any laws other than the laws of the Commonwealth of Virginia and the federal laws of the United States of America.

Based upon the foregoing and the further qualifications stated below, we are of the opinion that (1) the Deferred Compensation Obligations have been duly authorized and, (2) when incurred by the Company in accordance with the Plan, will constitute valid and binding obligations of the Company, enforceable in accordance with terms of the Plan, except as the enforceability thereof may be limited or otherwise affected by (a) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar laws now or hereafter in effect relating to or affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether considered in a proceeding at law or in equity).

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. We do not undertake to advise you of any changes in the opinions expressed herein based on matters that might arise hereafter or be brought to our attention.

Very truly yours,

/s/ Hunton & Williams LLP